UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2024

MasterBrand, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41545	88-3479920
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Suite 300 Beachwood, Ohio	44122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 877-622-4782

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MBC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Senior Notes

On June 27, 2024 (the “Closing Date”), MasterBrand, Inc. (the “Company”) completed its previously announced private offering (the “Offering”) of $700.0 million aggregate principal amount of 7.00% Senior Notes due 2032 (the “Notes”). The Notes were issued at par and the Company received net proceeds from the Offering of approximately $689.5 million (after deducting fees, commissions and certain expenses), which have been or will be used, together with borrowings under the Company’s Revolving Credit Facility (as defined herein) and cash on hand, to fund the previously announced acquisition of Supreme Cabinetry Brands, Inc., refinance the Existing Credit Agreement (as defined herein) (including repaying all amounts outstanding under the existing term loan facility of the Existing Credit Agreement, including accrued and unpaid interest with respect to such amounts) and to pay all fees and expenses related to the foregoing transactions.

The Notes are the Company’s unsecured and unsubordinated debt obligations and will be guaranteed, on a senior unsecured basis, by each of the Company’s existing and future subsidiaries that are borrowers under or guarantors of the A&R Credit Agreement (as defined herein) (the “Subsidiary Guarantors”). The Notes were issued under the Indenture, dated as of June 27, 2024 (the “Indenture”), by and among the Company, the Subsidiary Guarantors named therein and U.S. Bank Trust Company, National Association, as trustee.

The Notes will mature on July 15, 2032. Interest on the Notes will accrue at a rate of 7.00% per annum and will be payable semi-annually in arrears on January 15 and July 15, beginning on January 15, 2025.

The Company may redeem the Notes, in whole or in part, at any time and from time to time prior to July 15, 2027 at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium (as defined in the Indenture) as of, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date.

At any time and from time to time on or after July 15, 2027, the Company may, at its option, redeem the Notes, in whole or in part, at the applicable redemption price set forth in the Indenture plus, in each case, accrued and unpaid interest, if any, to, but excluding, the applicable redemption date. In addition, at any time and from time to time prior to July 15, 2027, the Company may, at its option, redeem up to 40% of the aggregate principal amount of the Notes with the proceeds from certain equity offerings at the applicable redemption price set forth in the Indenture.

Upon the occurrence of a Change of Control (as defined in the Indenture), the Company will be required to offer to repurchase the Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. The Company may also be required to offer to repurchase the Notes at par in connection with certain asset sales.

The Indenture contains certain covenants, including, but not limited to, limitations and restrictions on the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to (i) incur additional indebtedness and guarantee indebtedness, (ii) make restricted payments, (iii) create, incur or assume liens or use assets as security in other transactions, (iv) merge, consolidate, or sell, transfer, lease or dispose of substantially all of their assets, (v) sell or transfer certain assets, (vi) enter into or conduct transactions with affiliates of the Company and (vii) agree to certain restrictions or encumbrances on the ability of Restricted Subsidiaries to pay dividends, make loans or advances or to otherwise transfer property or assets to the Company or other Restricted Subsidiaries. These covenants are subject to a number of important conditions, qualifications, exceptions and limitations.  The Indenture also includes customary events of default.

Certain of the foregoing covenants will be suspended in the event that (i) the Notes receive investment grade ratings from any two of Fitch Ratings Inc., Moody’s Investors Service, Inc. or S&P Global Ratings and (ii) no default or event of default has occurred and is continuing under the Indenture.

The Notes were offered and sold in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were offered within the United States only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act, and outside the United States to persons other than U.S. persons in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The foregoing description is a summary of the material terms of the Indenture and the Notes and does not purport to be a complete and is qualified in its entirety by reference to the full text of the Indenture (including a form of the Notes), a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Amended and Restated Credit Agreement

On the Closing Date, the Company also entered into an amended and restated credit agreement (the “A&R Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and the lenders party thereto, which amends and restates that certain credit agreement, dated as of November 19, 2022 (the “Existing Credit Agreement”). The A&R Credit Agreement provides for a 5-year, $750.0 million revolving credit facility (the “Revolving Credit Facility”).

Interest rates under the Revolving Credit Facility are variable based on the Secured Overnight Financing Rate (“SOFR”), or, at the Company’s option, at a base reference rate equal to the highest of (i) the federal funds rate plus 0.50%, (ii) the rate of interest last quoted by the Administrative Agent as its “prime rate” and (iii) the one-month SOFR rate plus 1.00% (the “Base Rate”), plus, as applicable, a margin ranging from 1.625% to 2.25% per annum for SOFR-based loans and ranging from 0.625% to 1.25% per annum for Base Rate-based loans, in each case, depending on the Company’s net leverage ratio.

The Company will pay customary agency fees and a commitment fee based on the daily unused portion of the Revolving Credit Facility ranging from 0.200% to 0.300% per annum, depending on its net leverage ratio. The Revolving Credit Facility is not subject to amortization and will mature on the fifth anniversary of the Closing Date.

On the Closing Date, the Company, the Subsidiary Guarantors and the Administrative Agent entered into an amended and restated security agreement, pursuant to which the Company and the Subsidiary Guarantors granted a security interest in substantially all of the Company’s assets and the assets of the Subsidiary Guarantors, in each case, subject to customary exceptions and exclusions.

If at any time the aggregate amount of outstanding revolving borrowings, unreimbursed letter of credit drawings and undrawn letters of credit under the Revolving Credit Facility exceeds the aggregate commitments in respect thereof, the Company is required to repay outstanding revolving borrowings and/or cash collateralize letters of credit.

The A&R Credit Agreement contains customary representations and warranties, affirmative covenants, and restrictive covenants. The restrictive covenants limit the Company and its subsidiaries’ ability to, among other things, (i) incur indebtedness, (ii) create liens on the Company’s or such subsidiaries’ assets, (iii) engage in fundamental changes, (iv) make investments, (v) sell or otherwise dispose of assets, (vi) engage in sale-leaseback transactions, (vii) make restricted payments, (viii) engage in certain transactions with affiliates and (ix) enter into agreements restricting the ability of the Company’s subsidiaries to make distributions to the Company or incur liens on their assets.

The A&R Credit Agreement also contains a financial covenant that does not permit the Company to allow its net leverage ratio to exceed (i) in the case of any fiscal quarter ending on or prior to December 31, 2024, 3.50:1:00 and (ii) in the case of any fiscal quarter ending on or following March 31, 2025, 3.25:1:00 or, if the Company consummates any material acquisition, then the Company’s net leverage ratio shall not exceed 3.75:1.00 for the applicable fiscal quarter in which such acquisition is consummated and the three consecutive fiscal quarters thereafter. The Company is also required to maintain a minimum interest coverage ratio of 3.00:1.00.

The A&R Credit Agreement also contains customary events of default. The occurrence of an event of default could result in the termination of commitments under the Revolving Credit Facility, the acceleration of all outstanding amounts thereunder and the requirement to cash collateralize outstanding letters of credit.

The foregoing description is a summary of the material terms of the A&R Credit Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of June 27, 2024, by and among the Company, the Subsidiary Guarantors named therein and U.S. Bank Trust Company, National Association, as trustee.

4.2	Form of 7.00% Senior Notes due 2032 (included in Exhibit 4.1).

10.1*	Amended and Restated Credit Agreement, dated as of June 27, 2024, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of such schedules and exhibits, or any sections thereof, to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERBRAND, INC.

Date: June 27, 2024	By:	/s/ R. David Banyard, Jr.
	Name:	R. David Banyard, Jr.
	Title:	Chief Executive Officer